Exhibit 99.2

Centric Brands Inc. Unaudited Pro Forma Condensed Combined Financial Information

On October 29, 2018 (the “Closing Date”), Centric Brands Inc., a Delaware corporation (f/k/a Differential Brands Group Inc.),  (the “Company”) completed its acquisition (the “Acquisition”) of a significant part of Global Brands Group Holding Limited’s (“GBG”) and its subsidiaries’ North American business, including the wholesale, retail and e-commerce operations, comprising all of their North American kids business, all of their North American accessories business and a majority of their West Coast and Canadian fashion businesses (collectively, the “Business”) for approximately $1.18 billion in cash. The Company completed the Acquisition pursuant to the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of June 27, 2018, by and among the Company, GBG and GBG USA Inc., a wholly owned subsidiary of GBG (“GBG USA”),  as amended by the Omnibus Closing Letter Agreement, dated as of the Closing Date, by and among the Company, GBG and GBG USA.

The following unaudited pro forma condensed combined statements of operations of the Company for the nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017 give effect to the Acquisition and Financing Transactions (as described in Note 2) as if they were consummated on January 1, 2017.  To prepare the unaudited pro forma condensed combined statements of operations of the Company for the nine months ended September 30, 2018, the Company used the historical unaudited condensed combined statement of operations of the Company for the nine months ended September 30, 2018 and the audited carve-out statement of operations of the Business for the period ended October 28, 2018, removing the results of operations for the Business for the period from October 1, 2018 through October 28, 2018.  The following unaudited pro forma condensed combined balance sheet of the Company as of September 30, 2018 gives effect to the Acquisition as if it was consummated on September 30, 2018.  To prepare the unaudited pro forma condensed combined balance sheet, the Company used the historical unaudited balance sheet of the Company as of September 30, 2018 and the audited carve-out balance sheet of the Business as of October 28, 2018.

The unaudited pro forma condensed combined financial information and related notes relating to the Acquisition were prepared using the acquisition method of accounting under FASB Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), whereby the Company is the accounting acquirer of the Business.

The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with:

(i)	the accompanying notes to the unaudited pro forma condensed combined financial information;
(ii)

the audited combined financial statements of the Business as of December 31, 2017 and October 28, 2018 and the notes relating thereto, included as Exhibit 99.1 to the Amendment No. 1 to the Company’s Current Report on Form 8‑K filed herewith;

(iii)

the audited consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 to be filed concurrent with this form 8-K/A

(iv)

the unaudited condensed consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10‑Q for the interim period ended September 30, 2018; and

(v)

Item 1.01 of the Company’s Current Report on Form 8‑K filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2018, including the exhibits thereto, which describes the Acquisition and the Financing Transactions (as described in Note 2).

The historical financial statements of GBG related to the Business and the Company have been adjusted in the pro forma financial information to give effect to events that are (1) directly attributable to the Acquisition or the Financing Transactions (as described in Note 2),  (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The fair value estimates of the assets acquired and liabilities assumed used in the unaudited pro forma condensed combined financial information are preliminary and subject to further adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies adopted by the Company. As more information becomes available, the combined company will perform a more detailed review of the accounting policies of GBG (as historically applied to the Business) and the Company. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only and is not necessarily indicative of or intended to represent what the combined company’s financial position or results of operations actually would have been had Acquisition occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the Business or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

CENTRIC BRANDS INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2018

(dollars in thousands)

	Centric	Acquired Business (Note 3)	Financing Transactions		Acquisition		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$3,514	$—	$1,310,918	4(a)	$(1,256,751)	4(b)	$57,681
Accounts receivable, net	21,490	77,397	—		(12,291)	4(c)	86,596
Inventories	33,567	335,786	—		35,819	4(c)	405,172
Prepaid expenses and other current assets	5,157	71,654	3,580	4(a)	(12,256)	4(b), 4(c)	68,135
Total current assets	63,728	484,837	1,314,498		(1,245,479)		617,584
Property and equipment, net	7,281	24,551	—		62,420	4(c)	94,252
Goodwill	8,406	714,431	—		(346,706)	4(c)	376,131
Intangible assets, net	87,195	50,768	—		773,232	4(c)	911,195
Other assets	2,255	41	6,808	4(a)	2,395	4(b)	11,499
Total assets	$168,865	$1,274,628	$1,321,306		$(754,138)		$2,010,661

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$35,251	$322,419	$—		$45,027	4(c)	$402,697
Due to related companies	—	439,411	—		(247,080)	4(b), 4(c)	192,331
Current portion of long-term debt	3,438	—	28,818	4(a)	—		32,256
Total current liabilities	38,689	761,830	28,818		(202,053)		627,284
Line of credit	24,414	—	(22,767)	4(a)	—		1,647
Convertible notes	14,866	—	20,478	4(a)	—		35,344
Long-term debt, net of current portion	42,309	—	1,151,126	4(a)	—		1,193,435
Deferred income taxes, net	4,093	—	—		—		4,093
Other liabilities	3,732	6,053	—		(3,743)	4(c)	6,042
Total liabilities	128,103	767,883	1,177,655		(205,796)		1,867,845
Commitments and contingencies
Equity:
Series A convertible preferred stock, $0.10 par value: 50,000 shares authorized, issued and outstanding	5	—	(5)	4(e)	—		—
Series A‑1 convertible preferred stock, $0.10 par value: 4,587,964 shares authorized, issued and outstanding	459	—	(459)	4(e)	—		—
Common stock, $0.10 par value: 100,000,000 shares authorized, 14,132,311 shares issued and outstanding	1,413	—	4,390	4(e), 4(f)	—		5,803
Additional paid-in capital	76,248	—	139,725	4(e), 4(f)	—		215,973
Accumulated other comprehensive income (loss)	408	(552)	—		552	4(c)	408
Accumulated deficit	(37,771)	—	—		(41,597)	4(d)	(79,368)
Net Parent Investment	—	507,297	—		(507,297)	4(c)	—
Total equity	40,762	506,745	143,651		(548,342)		142,816
Total liabilities and equity	$168,865	$1,274,628	$1,321,306		$(754,138)		$2,010,661

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

CENTRIC BRANDS INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2018

(dollars and shares in thousands except per share data)

	Centric	Acquired Business	Removal of 28 days		Pro Forma Adjustments		Pro Forma Combined
Net sales	$114,614	$1,705,593	$(234,030)	4(n)	$—		$1,586,177
Cost of goods sold	66,774	1,311,536	(183,359)	4(n)	55,855	4(g)	1,250,806
Gross profit	47,840	394,057	(50,671)		(55,855)		335,371
Operating expenses
Selling, general and administrative	58,992	481,070	(39,052)	4(n)	(69,519)	4(g),4(j)	431,491
Depreciation and amortization	4,252	19,552	(1,548)	4(n)	46,270	4(h),4(i)	68,526
Total operating expenses	63,244	500,622	(40,600)		(23,249)		500,017
Operating loss	(15,404)	(106,565)	(10,071)		(32,606)		(164,646)
Interest expense	7,097	9,677	(1,107)	4(n)	98,464	4(k)	114,131
Other expense	124	—	—		—		124
Gain on contingent consideration		(17,675)	—				(17,675)
Loss before income taxes	(22,625)	(98,567)	(8,964)		(131,070)		(261,226)
Income tax benefit	(2,275)	—	—		—	4(l)	(2,275)
Net loss	$(20,350)	$(98,567)	$(8,964)		$(131,070)		$(258,951)

Loss per common share - basic	$(1.87)						$(4.44)	4(m)
Loss per common share - diluted	$(1.87)						$(4.44)	4(m)
Weighted average shares outstanding
Basic and diluted	13,873						58,336	4(m)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

CENTRIC BRANDS INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2017

(dollars and shares in thousands except per share data)

	Centric	Acquired Business	Pro Forma Adjustments		Pro Forma Combined
Net sales	$164,053	$2,080,551	$—		$2,244,604
Cost of goods sold	92,303	1,530,578	68,318	4(g)	1,691,199
Gross profit	71,750	549,973	(68,318)		553,405
Operating expenses
Selling, general and administrative	64,370	424,436	(65,414)	4(g)	423,392
Depreciation and amortization	6,304	26,608	59,642	4(h), 4(i)	92,554
Total operating expenses	70,674	451,044	(5,772)		515,946
Operating (loss) income	1,076	98,929	(62,546)		37,459
Interest expense	8,844	10,390	132,848	4(k)	152,082
Other expense (income), net	21	(15,006)	—		(14,985)
Gain on contingent consideration	—	(3,702)	—		(3,702)
(Loss) income before income taxes	(7,789)	107,247	(195,394)		(95,936)
Income tax benefit	(5,331)	—	—	4(l)	(5,331)
Net (loss) income	$(2,458)	$107,247	$(195,394)		$(90,605)

Loss per common share - basic	$(0.60)				$(1.58)	4(m)
Loss per common share - diluted	$(0.60)				$(1.58)	4(m)
Weighted average shares outstanding
Basic and diluted	13,313				57,517	4(m)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

CENTRIC BRANDS INC.

Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1— BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and the audited standalone carve-out financial statements of the acquired Business, as adjusted, to give effect to pro forma events that are (1) directly attributable to the Acquisition or the Financing Transactions (as described in Note 2),  (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 and for the nine months ended September 30, 2018 gives effect to these transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 gives effect to these transactions as if they were consummated on September 30, 2018.

The unaudited pro-forma condensed combined financial information has been prepared using the acquisition method of  accounting under ASC 805, which requires that identifiable assets acquired and liabilities assumed are recognized at their estimated fair values. The excess of the aggregate consideration over the estimated fair values of the identifiable net assets has been allocated to goodwill. In addition, ASC 805 requires that the consideration transferred be measured at the closing date of the Acquisition at the then-current market prices. The purchase price allocation is preliminary and the finalization of the Company’s purchase price allocation may result in changes in the valuation of assets acquired and liabilities assumed. The Company will finalize the purchase price allocation as soon as practicable in accordance with ASC 805, but not to exceed one year following the Acquisition.

The unaudited pro forma condensed combined statement of operations is not necessarily indicative of operating results that would have been achieved and are not intended to project our future financial results after the Acquisition and the Financing Transactions (as described in Note 2). The unaudited pro forma condensed combined balance sheet does not purport to reflect what our financial condition would have been on September 30, 2018 or for any future or historical period. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the Business or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

NOTE 2— CONSIDERATION TRANSFERRED AND PRELIMINARY PURCHASE PRICE ALLOCATION

Consideration Transferred

The aggregate consideration for the Business comprised of $1.18 billion in cash. The consideration paid by the Company for the Acquisition was funded with proceeds from borrowings under the Credit Agreements (as defined in the Company’s Current Report Form 8‑K filed on November 2, 2018 (the “Form 8‑K”)).

Additionally, on the Closing Date, the Company completed the offering of the Convertible Notes (as defined in the Form 8‑K) and the Private Placement (as defined in the Form 8‑K). The material terms of the Credit Agreements, the Convertible Notes and the Private Placement (collectively, the “Financing Transactions”) are detailed in the Form 8‑K.

Preliminary Purchase Price Allocation

The purchase price allocation is subject to adjustment until the Company has completed its analysis within the measurement period. The purchase price allocation is preliminary and the finalization of the Company’s purchase price allocation may result in changes in the valuation of assets acquired and liabilities assumed. The Company will finalize the purchase price allocation as soon as practicable, but not to exceed one year following the Closing Date.

Preliminary identifiable intangible assets in the unaudited pro forma combined balance sheet consist of intangibles derived from customer relationships and certain above and below market leases. Customer relationships were valued through application of the income approach. Under this approach, revenue, operating expenses and other costs associated with existing customers were estimated in order to derive cash flows attributable to the existing customer relationships. The resulting cash flows were then discounted to present value to arrive at the fair value of existing customer relationships as of the Closing Date. The above and below market leases were evaluated utilizing the income approach, through a comparison of the annual lease contract rents over the remaining contractual term to a market rental rate cash flow stream, with the difference between the contractual and market based cash flows then discounted to present value to estimate the fair value of any favorable or unfavorable positions. Consideration was given to similar lease listings to quantify current market rental rates applicable to the analyzed improved property leases, as well as rental rate research through discussions with local market sources, when available. The amortization related to the customer relationships and above and below market leases is reflected as an unaudited pro forma adjustment to the unaudited pro forma condensed combined statement of operations using the straight-line method. Company management has determined the estimated remaining useful life of the customer relationships based on the projected economic benefits associated with these relationships. The eleven year preliminarily estimated useful life of customer relationships represents the approximate period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates. The above and below market leases are amortized based on the remaining term of the contractual arrangement. These assumptions have been developed based on discussions with the Business’ historical management and review of the Business’ historical customer data.  The amount that will ultimately be allocated to these identified intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation.

Preliminary inventories in the unaudited pro forma combined balance sheet were valued through the estimation of the selling price of inventories less costs of disposal.

The preliminary allocation of the purchase consideration to tangible property and equipment were valued through the application of the cost approach which estimates the price a market participant would pay to acquire or construct a substitute asset or comparable utility, adjusted for obsolescence. Identifiable tangible plant, property, and equipment include leasehold improvements, furniture & fixtures, office equipment, computer equipment, and computer software.

The following table summarizes the allocation of the preliminary purchase price as of the Closing Date (in thousands):

Accounts receivable	$65,106
Inventories	371,605
Prepaid expenses and other current assets	56,380
Property and equipment	86,971
Goodwill	367,725
Intangible assets	824,000
Other assets	41
Accounts payable and accrued expenses	(367,446)
Due to related companies	(222,403)
Other Liabilities	(2,310)
Total consideration transferred	$1,179,669

NOTE 3 – RECLASSIFICATIONS

Certain reclassifications have been made to the presentation of the Business’s  combined balance sheet as of October 28, 2018 to conform to the presentation used in the unaudited pro forma condensed combined balance sheet as of

September 30, 2018.  The reclassifications made to conform the Business’s combined balance sheet to the Company’s presentation are as follows (in thousands):

	Acquired Business	Reclassifications		Acquired Business (As Adjusted)
ASSETS
Current assets
Trade receivables, net	77,397			77,397
Inventories	335,786			335,786
Other receivables, prepayments and deposits	71,654			71,654
Total current assets	484,837	—		484,837
Property and equipment, net	24,551			24,551
Goodwill	714,431			714,431
Intangible assets, net	50,768			50,768
Other receivables and deposits	41			41
Total assets	1,274,628	—		1,274,628

LIABILITIES AND EQUITY
Current liabilities
Due to related companies	439,411			439,411
Accounts Payable and accrued expenses	—	322,419	(a)	322,419
Trade payables	192,421	(192,421)	(a)	—
Accrued liabilities	126,431	(126,431)	(a)	—
Contingent consideration	3,567	(3,567)	(a)	—
Total current liabilities	761,830	—		761,830
Contingent consideration	3,900	(3,900)	(b)	—
Other liabilities	2,153	3,900	(b)	6,053
Total liabilities	767,883	—		767,883
Commitments and contingencies
Parent Company equity
Net parent investment	507,297			507,297
Accumulated other comprehensive income (loss)	(552)			(552)
Total combined equity	506,745	—		506,745
Total liabilities and equity	1,274,628	—		1,274,628

(a)

The Business classified certain current liabilities as trade payables, accrued liabilities, and current contingent consideration. The Company reclassified these amounts to accounts payable and accrued expenses to conform to its presentation.

(b)	The Business classified certain long term liabilities as contingent consideration. The Company reclassified these amounts to other liabilities to conform to its presentation.

NOTE 4—PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma financial statements:

(a)	Adjustment represents the net proceeds from the Financing Transactions:
(1)	an increase of $80.0 million to reflect the gross proceeds raised in the Private Placement;
(2)	an increase of $1,363.0 million to reflect the gross borrowings under the Credit Agreements and the Convertible Notes (together, the “Debt Offering”);
(3)	a decrease of $60.0 million to reflect estimated debt issuance costs related to the Debt Offering; and
(4)

a decrease of $72.1 million to reflect the repayment on the Closing Date of principal and accrued interest of $3.6 million for existing debt which has been recorded in prepaid expenses and other current assets as the corresponding interest expense had not been incurred as of September 30, 2018.

The gross borrowings were reduced by debt issuance costs of approximately $60 million, included in long-term debt, net of current portion and other assets, and a preliminary allocation of proceeds to equity of approximately $63.9 million. Amounts classified as the current portion of long-term debt relate to principal payments due within twelve months.

(b)	Represents a decrease in cash and cash equivalents in the amount of $1,256.8 million, which relates to the Acquisition, calculated as:
(1)	a decrease of $1,179.7 million paid by the Company at the Closing Date as Acquisition consideration; and
(2)

a decrease of $30.1 million paid by the Company at the Closing Date to GBG that was subsequently refunded and excluded from the calculation of Acquisition consideration, which have been included as a reduction to Due to Related Companies.

(3)

a decrease of $47.0 million to reflect amounts paid for transaction fees, licensor consents and other payments. Other payments include $3.0 million of insurance premiums and $2.4 million of deferred fees related to the Receivables Facility which have been included within other receivables, prepayments, and deposits and other assets, respectively.

(c)	Represents the Business’s estimated purchase price allocation as of October 29, 2018 as discussed in Note 2 – Preliminary Purchase Price Allocations

	Acquired Business	Fair Value (Note 2)	PPA Adjustment
ASSETS
Accounts receivable, net (1)	$77,397	$65,106	$(12,291)
Inventories	335,786	371,605	35,819
Prepaid expenses and other current assets (1)	71,654	56,380	(15,274)
Property and equipment, net	24,551	86,971	62,420
Goodwill	714,431	367,725	(346,706)
Intangible assets, net	50,768	824,000	773,232
Other assets	41	41	—
Total assets	$1,274,628	$1,771,828	$497,200
LIABILITIES AND EQUITY
Accounts payable and accrued expenses (1)	322,419	367,446	45,027
Due to related companies (1)	439,411	222,403	(217,008)
Other liabilities (1)	6,053	2,310	(3,743)
Total liabilities	$767,883	$592,159	$(175,724)

Accumulated other comprehensive loss	(552)	—	552
Net Parent Investment	507,297	—	(507,297)
Total equity	506,745	—	(506,745)
Total liabilities and equity	$1,274,628	$592,159	$(682,469)

(1)

Fair value difference related to accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses, other liabilities, and due to related companies relate to assets or liabilities not acquired in the Acquisition.

(d)	Represents an increase in accumulated deficit of $41.6 million to reflect one time transaction fees, consent fees and other non-recurring transaction expenses incurred through the Closing Date.
(e)

Represents an increase in Common Stock, $0.10 par value, and Additional paid-in capital of $0.4 million relating to the conversion of 50,000 shares of Series A Preferred Stock and 4.59 million shares of Series A‑1 Preferred Stock into Common Stock.

(f)

Represents an increase in Common Stock, $0.10 par value, and Additional paid-in capital of $143.7 million as a result of the Private Placement, which consisted of the issuance of 33,094,501 shares of the Company’s Common Stock.

(g)

Represents an increase to cost of goods sold of $55.9 and $68.3 million for the nine months ended September 30, 2018 and the twelve months ended December 31, 2017, respectively, and a decrease to selling, general and administrative expenses of $55.4 and $65.4 million for the nine months ended September 30, 2018 and the twelve months ended December 31, 2017, respectively, related to the capitalization and reclassification of certain production related overhead costs to conform with the accounting policies of the Company.

(h)

Represents additional depreciation expense of $7.5 and $11.1 million for the nine months ended September 30, 2018 and the twelve months ended December 31, 2017, respectively, related to the fair value of the property, plant, and equipment acquired in the Acquisition. The adjustment in depreciation is based on the estimated fair value and useful lives of 3 to 8 years, and is calculated using the straight-line method.

(i)

Represents additional amortization expense of $38.8 and $48.5 million for the nine months ended September 30, 2018 and the twelve months ended December 31, 2017, respectively, related to the fair value of intangible assets resulting from the Acquisition. The intangible assets represent customer relationships and certain above or below market leases with an estimated useful life of 11 years and 6 years, respectively, which the Company will amortize on a straight-line basis.

(j)

Represents the elimination of $14.1 million in Acquisition-related costs paid by the Company during the nine months ended September 30, 2018 that are non-recurring and will not have a continuing impact.

(k)

Represents the net increase in interest expense of $98.5 million and $132.8 million for the nine months ended September 30, 2018 and the twelve months ended December 31 2017, respectively, in connection with the Debt Offering and amortization of the related deferred fees and discount.

(l)

Reflects the income tax effect of pro forma adjustments based on the Company’s estimated applicable blended federal and state statutory tax rate of 28.0% for the nine months ended September 30, 2018 and 42% for the year ended December 31, 2017. As a result of the net operating loss carryforward, the income tax benefit has been fully reserved in the pro forma condensed combined statement of operations.

(m)

Basic and diluted net earnings per share are each calculated by dividing pro forma net earnings attributable to the Company by the pro forma weighted average shares outstanding and pro forma diluted weighted average shares outstanding, respectively.

The following table sets forth the computation of pro forma basic and diluted weighted average shares for the nine months ended September 30, 2018 and for the year ended December 31, 2017:

Basic Shares:	9 Months ended September 30, 2018	Year ended December 31, 2017
Weighted average shares - basic, reported	14,132	13,313
Add: Private Placement	33,095	33,095
Conversion of Series A Preferred Stock	5,852	5,852
Conversion of Series A‑1 Preferred Stock	4,951	4,951
PSU and RSU Vesting	306	306
Weighted average shares pro forma	58,336	56,517

(n)

Represents the removal of 28 days of operations to conform the period presented for the carve-out statement of operations of the Business for the period ended October 28, 2018 to the nine months ended September 30, 2018 presented for the Company.